Exhibit 10.20
ACCRETIVE

Mary Tolan
Chief Executive Officer
December 9, 2003
Gregory N. Kazarian, Esq.
512 Greenvale
Lake Forest, IL 60045
Dear Greg:
     On behalf of Accretive Health (the ‘Company’) and myself, I am pleased that you have agreed to accept the Company’s offer of employment as General Counsel.
     I am very excited about the opportunity to work with you at Accretive Health, as are our fellow colleagues at Accretive Technology Partners. You share our vision of becoming the #1 leading provider of BPO services to Health Providers and I am confident that your participation in the Company will support this goal.
     The terms of your new position with the Company are as set forth in the Term Sheet attached to this letter as Exhibit A.
     We are all delighted to have come to this point with you. To indicate your acceptance of the attached terms, please sign and date this letter in the space provided below and return one copy to me by Thursday, December 11th, 2003.

Very truly yours,
/s/ Mary Tolan

ACCEPTED AND AGREED:
Signature	/s/ Gregory Kazarian
Date          12/11/03

ACCRETIVE
TERM SHEET
EMPLOYMENT AGREEMENT WITH ACCRETIVE HEALTH
FOR GREGORY N. KAZARIAN

Position Title:	General Counsel — Reporting to CEO

Salary:	Annual salary of $225,000.00

Annual Bonus:	Projected bonus is $75,000. Bonus structure will be based on a successful contract signing of our first anchor client.

Equity:	Immediately following commencement of employment, the Company will grant executive options to purchase 1.5% of the Company’s common stock. The options will vest 25% each year over the course of four years.

Benefits:	Eligible for standard employee benefits (medical & dental) package to be determined by the CEO and Management team. Until Accretive Health establishes corporate benefits, Accretive Health will cover COBRA payments.

Severance:	Termination without cause: Up to 12 months of base salary mitigated when reemployed; 1 year minimum vesting.

Acceptance Date:	On or before 5:00 pm on Thursday, December 11th, 2003.

Start Date:	On or before January 7, 2004.

2 of 2

September 24, 2009
Gregory N. Kazarian, Esq.
Accretive Health, Inc.
401 North Michigan Avenue, Suite 2700
Chicago, IL 60611
Dear Greg:
     You and Accretive Health, Inc. (formerly known as HealthCare Services, Inc.) (the “Company”), are parties to an employment agreement dated December 9, 2003 that sets forth certain terms of your employment with the Company (the “Employment Agreement”). We have agreed to the amendment to the Employment Agreement set forth below:
     A new Exhibit B, as attached hereto, shall be added to the Employment Agreement.
     Except as specifically provided herein, all other terms of the Employment Agreement, shall remain in full force and effect. If the terms of this amendment are acceptable to you, please sign and return the copy of this amendment enclosed for that purpose no later than September 25, 2009.

Sincerely,

Accretive Health, Inc.

By:	/s/ Mary Tolan

Title:	Founder and Chief Executive Officer

     The foregoing correctly sets forth the terms of my continued employment with the Company. I am not relying on any representations other than as set out in the Employment Agreement and the amendment thereto set forth above. I have been given a reasonable amount of time to consider this amendment and to consult an attorney and/or advisor of my choosing. I have carefully read this amendment, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign my name of my own free act.

/s/ Gregory N. Kazarian	Date: September 24, 2009
Gregory N. Kazarian, Esq.

Exhibit B
Payments Subject to Section 409A
1. Subject to this Exhibit B, any severance payments that may be due under the Employment Agreement shall begin only upon the date of Mr. Kazarian’s (the “Executive’s”) “separation from service” (determined as set forth below) which occurs on or after the termination of Executive’s employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to Executive under the Employment Agreement, as applicable:
(a) It is intended that each installment of the severance payments under the Employment Agreement provided under shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.
(b) If, as of the date of Executive’s “separation from service” from the Company, Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the Employment Agreement.
(c) If, as of the date of Executive’s “separation from service” from the Company, Executive is a “specified employee” (within the meaning of Section 409A), then:
(i) Each installment of the severance payments due under the Employment Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and
(ii) Each installment of the severance payments due under the Employment Agreement that is not described in this Exhibit B, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year in which the separation from service occurs.
2. The determination of whether and when Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Exhibit B, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.
3. All reimbursements and in-kind benefits provided under this Employment Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Employment Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
4. The Company makes no representation or warranty and shall have no liability to Executive or to any other person if any of the provisions of the Employment Agreement (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.